SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 15, 2013

BRINKER INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-10275	75-1914582
(State of Incorporation)	(Commission File Number)	(IRS Employment Identification No.)

6820 LBJ Freeway

Dallas, Texas 75240

(Address of principal executive offices)

Registrant’s telephone number, including area code 972-980-9917

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 1.01. Entry into a Material Definitive Agreement.

On May 15, 2013, Brinker International, Inc., a Delaware corporation (the “Company”), issued $250 million aggregate principal amount of 2.600% Notes due 2018 (the “2018 Notes”) and $300 million aggregate principal amount of 3.875% Notes due 2023 (the “2023 Notes”, and together with the 2018 Notes, the “Notes”) in a public offering pursuant to a registration statement on Form S-3, File No. 333-188252 (the “Registration Statement”) and a preliminary prospectus supplement and prospectus supplement related to the offering of the Notes, each as filed with the Securities and Exchange Commission (the “SEC”). The Notes were issued under an indenture dated as of April 30, 2013 (the “Base Indenture”), as supplemented by the First Supplemental Indenture and Second Supplemental Indenture, each dated as of May 15, 2013 (the “Supplemental Indentures”, and together with the Base Indenture, the “Indenture”) with Wilmington Trust, National Association, as trustee. The sale of the Notes was made pursuant to the terms of an Underwriting Agreement (the “Underwriting Agreement”), dated as of May 8, 2013, by and among the Company, J.P. Morgan Securities LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as representatives of the several underwriters named in the Underwriting Agreement. The Underwriting Agreement was separately filed with the SEC on May 9, 2013 as Exhibit 1.1 to the Company’s Current Report on Form 8-K.

The 2018 Notes will mature on May 15, 2018 and the 2023 Notes will mature on May 15, 2023.

Interest on the 2018 Notes will accrue at a rate of 2.600% per annum and interest on the 2023 Notes will accrue at the rate of 3.875% per annum. Interest will be payable semi-annually in arrears on each May 15 and November 15, commencing on November 15, 2013. The Company will pay interest to those persons who were holders of record on the May 1 or November 1, whether or not a business day, immediately preceding each interest payment date.

The Company may choose to redeem the 2018 Notes or 2023 Notes at any time. If it does so, it may redeem all or any portion of the notes of such series, at once or over time, after giving the required notice under the Indenture. To redeem the Notes of either series, the Company must pay a redemption price equal to the greater of (i) 100% of the principal amount of the notes to be redeemed, and (ii) the sum of the present values of the remaining scheduled payments of principal and interest thereon (exclusive of interest accrued to the date of redemption) discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the applicable Treasury Rate (as defined in the Notes), plus 30 basis points with respect to the 2018 Notes, and at the applicable Treasury Rate, plus 35 basis points with respect to the 2023 Notes, plus, in either case, accrued and unpaid interest, if any, to the redemption date.

Upon the occurrence of a Change of Control Triggering Event (as defined in the Notes) with respect to the Notes of either series, unless the Company has exercised its right to redeem all of the Notes of such series, each holder of Notes of such series will have the right to require the Company to purchase all or a portion (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of such holder’s Notes of such series at a purchase price equal in cash to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase, subject to the rights of holders of Notes of such series on the relevant record date to receive interest due on the relevant interest payment date.

The Notes are general unsecured obligations of the Company that are effectively subordinated in right of payment to any secured indebtedness of the Company to the extent of the assets securing such indebtedness and structurally subordinated to all existing and any future liabilities of its subsidiaries to the extent of assets of such subsidiaries; equal in right of payment with all existing and any future unsecured and unsubordinated indebtedness of the Company; and senior in right of payment to any existing and future indebtedness of the Company that is subordinated to the Notes.

The Indenture contains limited affirmative and negative covenants of the Company. The negative covenants restrict the ability of the Company and its subsidiaries to incur debt secured by liens on its principal property or on shares of stock of its principal subsidiaries, engage in sale and lease-back transactions with respect to any principal property and merge or consolidate or sell all or substantially all of its assets.

Upon the occurrence of an event of default under the Indenture, which includes payment defaults, defaults in the performance of affirmative and negative covenants, bankruptcy and insolvency related defaults and failure to pay certain indebtedness, the obligations of the Company under the Notes may be accelerated, in which case the entire principal amount of the Notes would be immediately due and payable.

The foregoing description of certain of the terms of the Indenture does not purport to be complete and is qualified in its entirety by reference to the full text of the Base Indenture, which was filed with the SEC on April 30, 2013 as Exhibit 4.1 to the Registration Statement on Form S-3 and to the Supplemental Indentures, which are filed with this report as Exhibits 4.1 and 4.2.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

No.	Description

4.1	First Supplemental Indenture, dated May 15, 2013, by and between the Company and Wilmington Trust, National Association, as Trustee

4.2	Second Supplemental Indenture, dated May 15, 2013, by and between the Company and Wilmington Trust, National Association, as Trustee

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BRINKER INTERNATIONAL, INC.

Date: May 15, 2013	By:	/s/ Wyman T. Roberts
Wyman T. Roberts, Chief Executive Officer and President
and President of Chili’s Grill & Bar